Exhibit 10.1

             TechTeam Global Provides Further Information Regarding
                         SEC Filing of October 26, 2004

      SOUTHFIELD, Mich., Oct. 27 /PRNewswire-FirstCall/ -- TechTeam Global, Inc., (Nasdaq: TEAM), a global provider of information technology and business process outsourcing support services, today provides further information and clarification regarding the Current Report on Form 8-K which the Company filed with the U.S. Securities and Exchange Commission on October 26, 2004, in order to address questions concerning the details of the announcement.
    In the Form 8-K, the Company reported that it had been informed by DaimlerChrysler, AG that, following a formal request for proposal and bid process, it has decided to transition its North American Dealership Helpdesk to a new vendor by January 31, 2005. TechTeam is working with DaimlerChrysler to smoothly transfer this business. DaimlerChrysler also informed the Company that it had renewed its desktop training contract with the Company following a bid process. The Company will also continue to provide DaimlerChrysler with Dealership Helpdesk services for DaimlerChrysler's European dealers and technical staffing, along with desktop training services.
    Today the Company reported that it expects the effect of this transition in business with DaimlerChrysler to result in a reduction of monthly revenue of approximately $265,000 in December 2004. Further, the Company expects an additional loss of revenue beginning in February 2005 of approximately $50,000 per month. As set forth in the Form 8-K, the volume of work activity for the North American Dealership Helpdesk had been trending downward over the past twelve months. More specifically, the revenue for the North American Dealership Helpdesk will have decreased from an average of $565,000 per month in the first quarter of 2004 to anticipated monthly revenue of approximately $390,000 in November 2004.
    DaimlerChrysler remains a valued customer. Through September 30, 2004, the Company recorded revenue of $3.3 million from technical staffing, training, and helpdesk services provided for DaimlerChrysler's European dealers. After the transition of the North American Dealership Helpdesk described above, the Company anticipates that it will retain annual revenue of approximately $5 million of worldwide business with DaimlerChrysler.
    Liberty Mutual Insurance Company ("Liberty Mutual") has extended the Company's contract for help desk services from August 31, 2004 through July 31, 2005. As reported in the Form 8-K, Liberty Mutual informed the Company that its decision not to renew the help desk services contract with the Company was the result of a strategic business decision to provision these services internal to Liberty Mutual and was not in any way influenced by their dissatisfaction with the Company's quality of services rendered or the price charged. The Company expects the loss in revenue from this contract to be less than $1.5 million for 2005.
    Furthermore, the Company disclosed today that it has been awarded business with new customers worth approximately $6.8 million in annual revenue which will begin being realized before the end of this year. As soon as the required consents are obtained from these customers, the Company will disclose additional details concerning the nature, scope, and duration of these individual contracts over the next several months.
    Commenting on this announcement, William F. Coyro, Jr., President and Chief Executive Officer of TechTeam Global, stated, "We are making this announcement to provide greater clarity to our shareholders regarding the Company's 8-K filing of yesterday. As previously stated in the Form 8-K, TechTeam has been awarded significant business with several new customers and, in addition, our business activities with our existing customer base remains very strong. We believe that the revenue generated by this new business will more than offset the reductions in revenue from DaimlerChrysler and Liberty Mutual during 2005. TechTeam has not experienced the loss of a significant amount of business from any customer in the past three years. Additionally, TechTeam has demonstrated its ability to grow its organic revenue, as evidenced by the Company's third quarter results announced earlier today. We remain confident in our ability to continue to do so in 2005 and beyond."

    TechTeam Global, Inc. is a global provider of information technology and business process outsourcing services. The Company's ability to integrate computer services into a flexible, total single point of contact solution is a key element of its success. Partnerships with some of the world's "best-in-class" corporations provide TechTeam with unparalleled experience and expertise in providing the following IT support solutions: help desk/call center services, technical staffing, professional services/systems integration, and training programs. For information about TechTeam Global, Inc. and its outstanding services call 1-800-522-4451.

    Safe Harbor Statement
    The statements contained in this press release that are not purely historical, including statements regarding the Company's expectations, hopes, beliefs, intentions, or strategies regarding the future, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements regarding, among other things, the growth of the Company's core business, revenue, and earnings performance going forward, management of overhead expenses, productivity, and operating expenses. Forward-looking statements may be identified by words including, but not limited to, "anticipates," "believes," "intends," "estimates," "promises," "expects," "should," "conditioned upon," and similar expressions. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. Such factors include, but are not limited to, the award or loss of significant client assignments, recruiting and new business solicitation efforts, the market's acceptance and demand for the Company's offerings, competition, the modification of the terms of new business contracts or awards, timing of the launch of new contracts and awarded business, or the modification of the transition plans of DaimlerChrysler, AG and/or Liberty Mutual Insurance Company. All forward-looking statements included in this press release are based on information available to the Company on the date hereof, and the Company assumes no obligation to update any such forward-looking statement. Prospective investors should also review all aspects of the Company's Reports on Forms 8-K, 10-Q, and 10-K filed with the United States Securities and Exchange Commission, including Management's Discussion and Analysis, and the risks described therein from time to time.

SOURCE  TechTeam Global, Inc.
    -0-                             10/27/2004
      /CONTACT: William F. Coyro, Jr., President and Chief Executive Officer, +1-248-357-2866. or wcoyro@techteam.com, or David W. Morgan, Vice President, Chief Financial Officer, and Treasurer, +1-248-357-2866, or dmorgan@techteam.com, both of TechTeam Global, Inc./
    /First Call Analyst: /
    /FCMN Contact: nstone@techteam.com /
    /Web site:  http://www.techteam.com/
    (TEAM)

CO:  TechTeam Global, Inc.
ST:  Michigan
IN:  CPR ITE
SU:  LAW